UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2019 (October 17, 2019)

SENMIAO TECHNOLOGY LIMITED
(Exact name of registrant as specified in its charter)

Nevada	001-38426	35-2600898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16F, Shihao Square, Middle Jiannan Blvd. High-Tech Zone, Chengdu Sichuan, People’s Republic of China	610000
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +86 28 61554399

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	AIHS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05.	Costs Associated with Exit or Disposal Activities.

Consistent with the previously disclosed strategy of Senmiao Technology Limited (the “Company”) to deemphasize the Company’s efforts in its online peer-to-peer lending business (the “Online Lending Business”), on October 17, 2019, the Board of Directors of the Company (the “Board”) approved a plan prepared by the Company’s executive officers (the “Plan”) for the Company to discontinue and wind down its Online Lending Business.

The Company has determined that the continued operation of its Online Lending Business is not viable in light of the recently tightened regulations on online peer-to-peer lending in China generally and the unofficial request from local regulator to reduce the Company’s online peer-to-peer lending transaction volume on a monthly basis. The Company has also determined that the discontinuation of its Online Lending Business would allow the Company to focus its resources on its automobile financing facilitation and transaction business (the “Auto Business”).

In connection with the Plan, the Company will cease facilitation of loan transactions on its online lending platform and assume all the outstanding loans from lenders on the platform. The aggregate balance of the loans the Company expects to assume is approximately $5.6 million. The Company expects to use cash generated from its Auto Business and payments collected from borrowers to fully repay all platform lenders by December 31, 2020. As part of the Plan, the Company expects to continue to employ certain employees who currently work on its Online Lending Business, primarily the information technology staff, to provide a new website design and development service for companies located in Chengdu Province (although the Company does not expect this new service to generate meaningful revenues in the near term). The Company also plans to transfer approximately ten Online Lending Business employees to focus on its Auto Business, and further expects to terminate certain employees of its Online Lending Business by December 31, 2020, but is unable to determine the number at this time.

The estimated costs associated with the discontinuation of the Online Lending Business will be primarily comprised of employee severance and benefits expenses and an allowance for bad debt (i.e., debt that cannot be collected for borrowers on the Company’s lending platform, which would be used to repay the lenders on the platform). The Company estimates that it will incur a one-time personnel-related charges of no more than $20,000 for employee severance and other related termination benefits. Severance payments are expected to be paid in full by December 31, 2020. However, the amount and timing of the actual allowance for bad debt may change based on evidence of collectability of the subject loans.

The Company expects to record impairment charge of approximately $0.3 million on intangible assets in connection with the discontinuation of its Online Lending Business and to recognize this estimated charge in the fiscal quarter ending December 31, 2019.

As of the date of this Report, the Company is unable in good faith to make an estimate of the aggregate costs it expects to incur in connection with the discontinuation of its Online Lending Business. The Company will file an amendment to this Report under this Item 2.05 within four business days after the Company determines an estimate or range of estimates of costs expected to be incurred.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 21, 2019	SENMIAO TECHNOLOGY LIMITED

	By:	/s/ Xi Wen
	Name:	Xi Wen
	Title:	Chief Executive Officer